Exhibit 10.9(ee)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated and effective as of August 9, 2004 (the “Agreement”), by and between PEDIATRIC SERVICES OF AMERICA, INC., a Delaware corporation (“Company”), and EDWARD K. WISSING (“Executive”);

W I T N E S S E T H:

WHEREAS, the Company is in the process of searching for an permanent Chief Executive Officer and desires to employ Executive as its interim Chief Executive Officer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

Article I.

DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1 “Accrued Base Salary” means the amount of Executive’s Base Salary which is accrued but not yet paid as of a Date of Termination.

1.2 “Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Company. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Agreement” — see the recitals to this Agreement.

1.4 “Agreement Date” means the date that is specified in the recitals to this Agreement.

1.5 “Base Salary” — see Section 4.1.

1.6 “Beneficiary” — see Section 10.3.

1.7 “Board” means the Board of Directors of the Company.

1.8 “Cause” means an act or acts by an individual involving personal dishonesty, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the

Company or its Affiliates, the breach of any contract with the Company, the unlawful trading in the securities of the Company or of another corporation based on information gained as a result of the performance of services for the Company, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts causing the Company or any subsidiary liability or loss, as determined by the Committee in its sole discretion.

1.9 “Committee” means the Compensation Committee of the Board.

1.10 “Common Stock” means the common stock, $0.01 par value, of the Company.

1.11 “Company” — see the recitals to this Agreement.

1.12 “Date of Termination” means the effective date of a Termination of Employment for any reason, including death or disability, whether by either of the Company or by Executive.

1.13 “Employment Period” — see Section 3.1.

1.14 “Executive” — see the recitals to this Agreement.

1.15 “NQDC Plan” — see Section 6.2.

1.16 “Option” means an option to purchase shares of Common Stock.

1.17 “Option Plan” — see Section 5.1.

1.18 “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.19 “Restricted Lines of Business” — see Section 9.7(b).

1.20 “Restricted Period” — see Section 9.7(a).

1.21 “Restricted Territory” — see Section 9.7(c).

1.22 “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment by the Company.

1.23 “Withholding Taxes” means any United States federal, state, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

Wissing Employment Agreement

Page 2 of 11 Pages

Article II.

DUTIES

2.1 Duties. Subject to the provisions of Article VII, the Company shall employ Executive during the Employment Period as its interim Chief Executive Officer. Executive is currently serving as a member and Chairman of the Board, and it is contemplated that he will continue to serve in these capacities during the Employment Period. During the Employment Period, Executive shall perform the duties properly assigned to him hereunder and described in Exhibit A to this Agreement, shall devote his business time, attention and effort primarily to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. Executive agrees to spend at least three (3) days per week at the Company’s headquarters in Norcross, Georgia.

2.2 Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

Article III.

EMPLOYMENT PERIOD

3.1 Employment Period. Subject to Section 3.2 and the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on December 31, 2005. Executive shall be an “at will” employee of the Company at all times, and both the Company and Executive may terminate the employment arrangement under this Agreement at any time upon thirty (30) days’ written notice to the other party, provided however that in the event of such termination, the provisions of Article VIII shall apply.

3.2 Extensions of Employment Period. At the end of the Employment Period specified in Section 3.1, the parties may, by mutual consent, extend the Employment Period under this Agreement.

Article IV.

CASH COMPENSATION

4.1 Salary. The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $240,000.00 per year (“Base Salary”).

Wissing Employment Agreement

Page 3 of 11 Pages

Article V.

OPTION GRANTS

5.1 Initial Option Grant. Subject to the approval of the Committee, the Company shall grant to Executive under the Pediatric Services of America., Inc. Stock Option Plan (the “Option Plan”) an Option to purchase 100,000 shares of Common Stock at the fair market value of the Common Stock (as defined in the Option Plan) as of the date of grant, provided that any such grant shall be effective as of the date of Committee approval. Such options shall be nonqualified and shall be subject to the same terms and conditions as for options granted to other similarly-situated employees and the provisions of the Option Plan, provided that the Option shall vest and become fully exercisable one year following the Agreement Date and remain exercisable through the day next preceding the day which is the tenth (10th) anniversary of the date of grant.

Article VI.

OTHER BENEFITS

6.1 Participation in Employee or Fringe Benefit Plans. Except as otherwise specified or to the extent modified in this Article VI, in addition to Base Salary and Option grants specified in Article VI, Executive shall be entitled to participate during the Employment Period in all employee benefit plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company in accordance with the terms and conditions of such plans, practices, policies and programs as in effect from time to time.

6.2 Participation in Cash Incentive Plans and Nonqualified Deferred Compensation Plan. Notwithstanding anything in this Agreement to the contrary, Executive shall not be eligible to participate in any cash incentive programs sponsored by the Company, nor to receive any allocation of Company contributions under Section 3.2 of the Pediatric Services of America, Inc. Nonqualified Deferred Compensation Plan (the “NQDC Plan”). Except as otherwise specified in this Section 6.2, nothing in this Section 6.2 is intended to prevent Executive from participating in the NQDC Plan.

6.3 Vacation. During the Employment Period, Executive shall be entitled to 3 weeks’ annual paid vacation time, pro rated as necessary for partial years of employment.

6.4 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting for such expenses in accordance with practices, policies and procedures applicable to other senior executives of the Company. It is anticipated that Executive will not be residing in the Atlanta, Georgia area during the Employment Period, and such expenses shall include, without limitation, reasonable travel and temporary living expenses incurred by Executive in carrying out his duties under this Agreement.

Wissing Employment Agreement

Page 4 of 11 Pages

6.5 Modification of Employee or Fringe Benefit Plans. Nothing in this Agreement is intended to prevent the Company from modifying or terminating any employee benefit plan, practice, policy or program in effect on the Agreement Date or thereafter during the Employment Period, in accordance with the terms thereof and of applicable law.

Article VII.

EMPLOYMENT OF NEW CEO

7.1 Employment of New CEO. During the Employment Period, the Company has the right to hire another person to serve as its permanent Chief Executive Officer. At such time, at the request of the Board, Executive shall tender his resignation as Chief Executive Officer of the Company. In such event, if the new Chief Executive Officer is a candidate procured by Executive in accordance with his duties under Section 2.1 (as determined by the Committee in its discretion), Executive shall continue in employment with the Company, but in an alternative capacity and with different duties, as specified by the Board, for the remainder of the Employment Period, and except for the change of position and duties under Section 2.1, this Agreement shall remain in full force and effect in accordance with its terms.

Article VIII.

TERMINATION

8.1 Termination for Cause or Termination by Executive. If the Company terminates Executive’s employment for Cause or Executive terminates his employment for any reason, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the Executive’s Accrued Base Salary, and Executive shall be entitled to any other then vested payments or benefits under Company-sponsored employee benefit plans (including, without limitation, the Option Plan and the NQDC Plan) that may become due and payable to him or his Beneficiaries, as the case may be, on or after the Date of Termination in accordance with the provisions of the respective plans (including, without limitation, those provisions that govern forfeitures in the event of termination for cause). Executive shall not be entitled to any other payments or benefits from the Company.

8.2 Termination by the Company Without Cause. If the Company terminates Executive’s employment for any reason other than Cause or his replacement as the Company’s Chief Executive Officer in accordance with Article VII (including, without limitation, termination for death or disability), the Company shall continue to pay the Executive (or his Beneficiaries, as the case may be), as a severance payment, an amount equal to his Base Salary in accordance with the Company’s normal payroll practices as if he remained employed by the Company following his Date of Termination for the remainder of the original Employment Period contemplated in Section 3.1. In addition, Executive shall be entitled to any other then vested payments or benefits under Company-sponsored employee benefit plans (including, without limitation, the Option Plan and the NQDC Plan) that may become due and payable to him or his Beneficiaries, as the case may be, on or after the Date of Termination in accordance with the provisions of the respective plans. Executive shall not be entitled to any other payments or benefits from the Company.

Wissing Employment Agreement

Page 5 of 11 Pages

Article IX.

RESTRICTIVE COVENANTS

9.1 Background. During his employment with the Company, Executive will acquire intimate knowledge of all aspects of the Company’s business, including its strategic plans and its financial information. In his role as Chief Executive Officer of the Company, Executive will also develop ongoing business relationships with Medicaid programs in the states in which the Company does business, as well as with the managed care companies with which the Company does business. Because of his knowledge and his relationships, the Company would suffer significant and irreparable harm if Executive were to engage in the conduct prohibited by this Article IX. Accordingly, Executive agrees to the restrictions specified in this Article IX.

9.2 Noncompetition. During the Restricted Period, Executive will not, directly or indirectly, on his own behalf or on behalf of another, acquire an ownership interest in or act in the capacity of a director, officer, manager, supervisor, partner or consultant for any business which engages in one or more of the Restricted Lines of Business (as defined below) in the Restricted Territory (as defined below). This paragraph shall not restrict Executive from acquiring not more than two percent (2%) of the common stock of any publicly-traded corporation. Following his Date of Termination, this paragraph also shall not restrict Executive from becoming employed by a company which engages in the Restricted Lines of Business, as long as Executive’s services for such employer are entirely separate from and unrelated to the Restricted Lines of Business and Executive otherwise complies with the confidentiality and nonrecruitment restrictions of this Article IX.

9.3 Nonrecruitment of Employees. During the Restricted Period, Executive will not, directly or indirectly, on his own behalf or on behalf of another, solicit for employment or hire any employee of the Company or its subsidiaries or otherwise induce any employee of the Company or its subsidiaries to terminate his/her employment.

9.4 Confidentiality. During Executive’s employment with the Company, he has had access to and become familiar with information that the parties acknowledge to be confidential, valuable and uniquely proprietary information. During the Restricted Period, Executive shall neither use nor disclose for any purpose any confidential or proprietary information relating to the financial condition or the manner of doing business or the property of the Company, its customers and business associates, other than to his attorney for the purpose of securing legal advice concerning this Agreement. In the case of information which constitutes trade secrets under applicable state law, Executive agrees to maintain the secrecy of such information for so long as the law permits such information to be protected from disclosure.

9.5 Return of Property. Executive hereby represents and warrants that, except as otherwise provided in this Agreement, no later than his Date of Termination, he will return to the Company all documents or other property (including copies thereof) of any nature which relate to or contain information concerning the Company or its Affiliates, or its or their customers and business associates, as well as any other equipment or property belonging to the Company or its Affiliates.

Wissing Employment Agreement

Page 6 of 11 Pages

9.6 Nondisparagement. During the Restricted Period, Executive will not make any statements that are derogatory or disparaging towards the Company or its Affiliates or the Company’s management, products, or services, and the Company will not make any statements that are derogatory or disparaging toward Executive or his professional reputation.

9.7 Definitions. For purposes of this Article IX, the following terms shall have the following meanings:

(a) “Restricted Period” means that period of time beginning on the Agreement Date and ending on the second anniversary of Executive’s Date of Termination.

(b) “Restricted Lines of Business” include any business line that the Company (directly or through its Affiliates) engages in as of the Agreement Date, more specifically described as follows:

(1) Pediatric Nursing Services, including private duty home nursing services for pediatric patients with illnesses and conditions such as bronchopulmonary dysplasia, digestive and absorptive diseases, congenital heart defects and other cardiovascular disorders, cancer, cerebral palsy, cystic fibrosis, obstructive and restrictive pulmonary disease such as bronchitis or asthma, endocrinology disorders, hemophilia, orthopedic conditions and post surgical needs, as well as intermittent home visits for patients with a lower level of acuity. In addition, these services include staffing contracts for educational institutions and systems and pediatric skilled nursing facilities.

(2) Care centers similar to the Company’s Prescribed Pediatric Extended Care Centers, which provide, among other services, daily medical care and physical, occupational, and other forms of therapy for medically fragile, chronically ill and developmentally delayed children.

(3) Specialty Pharmacy and Infusion Therapy Services, which provide pharmaceutical products and services for patients in the home and physician offices. Pharmacy services include clinical drug management, patient counseling, compliance monitoring, side effect management, educational information and reimbursement services for complex drug regimens. Specialty pharmacy provides self-injectable biotech medications for chronic diseases. Infusion therapy involves the intravenous administration of nutrients, antibiotics and other medications. Specialty Pharmacy and Infusion Therapy Services address a wide variety of patient needs including hemophilia therapy, antibiotic and other anti-infective therapies, total parenteral nutrition therapy, pain management therapy, growth hormone therapy, immunomodular therapy and chemotherapy, osteomyelitis, bacterial endocarditis, cellulitis, septic arthritis wound infections, recurrent infections associated with the kidney and urinary tract, and AIDS. In addition, these services include therapies provided to terminally or chronically ill patients suffering from acute or chronic pain, patients with impaired or altered digestive tracts due to gastrointestinal illness, patients suffering from various types of cancer, patients requiring treatment for congestive heart failure and

Wissing Employment Agreement

Page 7 of 11 Pages

patients with chronic conditions such as hemophilia, cystic fibrosis, juvenile rheumatoid arthritis, multiple sclerosis and endocrinology disorders. This line of business also includes a mail order medication service that provides physician prescribed unit dose medications to respiratory therapy patients.

(4) Respiratory Therapy and Home Medical Equipment Services, including (A) the rental, sale, delivery and setup in accordance with physician prescriptions of equipment such as ventilators, oxygen concentrators, liquid oxygen systems, high pressure oxygen cylinders, apnea monitors and nebulizers, (B) period evaluation and maintenance or equipment, and (C) delivery and setup of disposable supplies necessary for the operation of the equipment to pediatric patients in the home. These services are provided to patients with a variety of conditions including obstructive and restrictive pulmonary diseases, neurologically related respiratory problems, cystic fibrosis, congenital heart defects and cancer. This line of business also provides rental, sale and service of home medical equipment and respiratory therapy services to adult patients with a focus on high-technology products including, but not limited to, ventilators, oxygen concentrators, liquid oxygen systems, continuous positive airway pressure devices, bi-level assist devices, and oximetry and apnea monitors.

(5) Pediatric Case Management Services.

(c) Restricted Territory. The Restricted Territory is the area that is within a 25-mile radius of each location of the Company (including its subsidiaries) as of the Agreement Date. A list of locations as of the Agreement Date is attached as Exhibit B hereto.

9.8 Remedies. The parties acknowledge that the restrictions contained in this Article IX are reasonable and appropriate for the protection of the Company’s legitimate business interests, and that they will not unduly impair Executive’s ability to find other employment. Executive acknowledges and agrees that, in the event of a violation of one or more of Executive’s covenants in this Article IX, in addition to and not in lieu of any other remedy to which the Company may be entitled, the Company shall be permitted to seek and obtain immediate injunctive relief, restraining further violations by Executive, in a court of competent jurisdiction, and without the necessity for posting of a bond or other security. In addition to and not in lieu of any other remedy to which the Company may be entitled, no further payments or benefits of any kind that would otherwise inure to Executive under this Agreement or (to the extent permitted by applicable law and the provisions of the particular plan) under any employee benefit plan, practice, policy or arrangement sponsored by the Company shall accrue or be owed, and all future payments and benefits hereunder shall be forfeited, immediately upon Executive’s violation of any of the covenants in Article IX of this Agreement.

Wissing Employment Agreement

Page 8 of 11 Pages

Article X.

MISCELLANEOUS

10.1 No Violation. Executive hereby represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance by him of his obligations hereunder violates or constitutes a breach of any agreement of undertaking to which Executive is a party or by which he is bound.

10.2 Taxation and Withholding. Executive acknowledges that payments and benefits hereunder may be taxable and that the Company makes no representation or warranty regarding the income tax effects of any payment or benefit provided hereunder. Executive shall be solely responsible for his liability with respect to all payments and benefits provided under this Agreement. The Company may withhold from any amounts payable under this Agreement such Withholding Taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.3 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Such payments shall be made in accordance with the terms of this Agreement as if Executive were receiving the payments or benefits, provided that benefits payable pursuant to an employee benefit plan, policy, arrangement or practice covering Executive or any Beneficiary shall be paid in accordance with the terms of the affected plan. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

10.4 Assignment; Successors. The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

10.5 Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

10.6 Severability. If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10.7 Captions. The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

Wissing Employment Agreement

Page 9 of 11 Pages

10.8 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

10.9 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092
Attention:

If to Executive, to:	Mr. Edward K. Wissing
_____________________________
_____________________________

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.11 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

10.12 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Georgia without regard to its choice of law principles.

10.13 Survival of Executive’s Rights. All of Executive’s rights hereunder, including his rights to compensation and benefits, and his obligations under Article IX hereof, shall survive the termination of Executive’s employment and/or the termination of this Agreement.

Wissing Employment Agreement

Page 10 of 11 Pages

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PEDIATRIC SERVICES OF AMERICA, INC. (A Delaware Corporation)

By:	/s/ ROBERT P. PINKAS
Its:	Director

Dated: 9/29/04

EXECUTIVE:

/s/ EDWARD K. WISSING
Edward K. Wissing

Wissing Employment Agreement

Page 11 of 11 Pages

Exhibit A

DUTIES OF CEO

1 of 16 Pages

Exhibit B

LIST OF COMPANY LOCATIONS AS OF EXECUTION DATE